Exhibit 10(19)



                          SPECIAL TERMINATION AGREEMENT


         THIS SPECIAL TERMINATION AGREEMENT ("Agreement") is made and entered into as of this ____ day of ___________, 1996, by and between Citizens National Bank of Madison, a national banking association (which, together with any successor thereto which executes and delivers the assumption agreement provided for in Section 11(a) hereof or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law, is hereinafter referred to as the "Bank"), and Carolyn B. Flowers, whose residence address is _______________________________________ (the "Employee").

         WHEREAS, the Employee is currently serving as a Vice President-Compliance/Operations of the Bank; and

         WHEREAS, 120,429 shares of common stock, $8.00 par value per share, of the Bank, or 95.6% of its outstanding shares, are to be acquired by River Valley Bancorp, an Indiana corporation (the "Holding Company") (the "Acquisition"); and

         WHEREAS, the Board of Directors of the Bank recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of the Holding Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank, the Holding Company and its shareholders; and

         WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to her assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Holding Company, although no such change is now contemplated; and

         WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in
Section 1 hereof;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

     1. TERM OF AGREEMENT. The term of this Agreement shall be deemed to have commenced as of the date of closing of the Acquisition (the "Effective Date") and shall continue until February 1, 1998. Commencing on February 1, 1998, and continuing at each anniversary date thereafter, the Board of Directors shall review this Agreement and, in its discretion, may authorize extension thereof for an additional one-year period.

     2. PAYMENTS TO THE EMPLOYEE UPON CHANGE IN CONTROL.

          (a) Upon the occurrence of a change in control of the Bank or the Holding Company (as herein defined) during the term of the Employee's employment, followed at any time during the term of this Agreement by the involuntary termination of the Employee's employment, other than for cause, as defined in Section 2(d) hereof, the provisions of Section 3 shall apply.

         (b) A "change in control" of the Bank or the Holding Company shall be deemed to have occurred if:

                  (i) as a result of, or in connection with, any initial public offering, tender offer or exchange offer, merger or other business combination, sale of assets or contested election, any combination of the foregoing transactions, or any similar transaction, the persons who were non-employee directors of the Bank or the Holding Company before such transaction cease to constitute a majority of the Board of Directors of the Bank or the Holding Company or any successor thereof;

                  (ii) the Bank or the Holding Company transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Bank or the Holding Company;

                  (iii) the Bank or the Holding Company sells substantially all of the assets of a subsidiary or affiliate which, at the time of such sale, is the principal employer of the Employee; or

                  (iv) the Bank or the Holding Company is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than fifty-one percent (51%) of the outstanding voting securities of the surviving or resulting corporation is owned in the aggregate by the former shareholders of the Bank or of the Holding Company.

         (c) The Employee's employment under this Agreement may be terminated at any time by the Board of Directors of the Bank. The terms "involuntary termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Employee without her express written consent. In addition, a material diminution of or interference with the Employee's duties, responsibilities and benefits shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions, if unreasonable and materially adverse to the Employee, shall constitute such diminution or interference unless consented to in writing by the Employee: (1) the requirement that the Employee perform her principal executive functions more than thirty-five (35) miles from her primary office as of the date of the change in control; (2) a material reduction in the Employee's salary, perquisites, contingent benefits or vacation time as in effect on the date of the change in control as the same may be changed by mutual agreement from time to time, unless part of an institution-wide reduction; (3) the assignment to the Employee of duties and responsibilities materially different from those normally associated with her position as referenced in this Agreement; or (4) a material diminution or reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with her employment with the Bank.

         (d) The Employee shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for cause. For purposes of this Agreement, termination for "cause" shall include termination because of, in the good faith determination of the Board of Directors of the Bank, the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than a law, rule or regulation relating to traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), such meeting and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than 60 days following such termination, finding that in the good faith opinion of the Board the Employee was guilty of conduct constituting "cause" as set forth above and specifying the particulars thereof in detail. If, following such meeting, the Employee is reinstated, she shall be entitled to receive back pay for the period following termination and continuing through reinstatement.

         (e) If the Employee's employment is involuntarily terminated by the Bank, with or without cause, at any time after a date which is 18 months following the Acquisition, and upon 90 days written notice to the Employee prior to the public announcement of a change in control of the Bank or the Holding Company, whether consummated or merely proposed at the time of such public announcement, the Employee shall not have any right, by virtue of such involuntary termination, to receive termination benefits under this Agreement.

     3. TERMINATION BENEFITS.

         (a) If (i) at any time during a period which begins on the Effective Date and ends 18 months thereafter, there is an involuntary termination of the Employee's employment, other than for cause, whether or not such termination occurs during the term of the Agreement or (ii) during the term of this Agreement there is a change in control, and within 12 months following such change in control there is an involuntary termination of the Employee's employment, other than for cause, whether or not such termination occurs during the term of this Agreement, the Bank, in either case, shall pay to the Employee in a lump sum in cash within 25 business days after the date of severance of employment an amount equal to 100 percent of the Employee's "base amount" of compensation, as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Code"). At the discretion of the Employee, upon an election pursuant to Section 3(c) hereof, such payment may be made, on a pro rata basis, semi-monthly during the twelve (12) months following the Employee's termination.

         (b) If (i) at any time during a period which begins on the Effective Date and ends 18 months thereafter, there is an involuntary termination of the Employee's employment, other than for cause, whether or not such termination occurs during the term of the Agreement or (ii) during the term of this Agreement there is a change in control, and within 12 months following such change in control there is an involuntary termination of the Employee's employment, other than for cause, whether or not such termination occurs during the term of this Agreement the Bank shall, in either case, cause to be continued life, health and disability coverage substantially identical to the coverage maintained by the Bank for the Employee prior to her severance. Subject to applicable federal and state laws, such coverage shall cease upon the earlier of the Employee's obtaining similar coverage by another employer or twelve (12) months from the date of the Employee's termination. In the event the Employee obtains new employment and receives less coverage for life, health or disability, the Bank shall provide coverage substantially identical to the coverage maintained by the Bank for the Employee prior to termination for a period of twelve (12) months.

         (c) On an annual basis the Employee shall elect whether, in the event amounts are payable under Sections 3(a) hereof, such amounts shall be paid in a lump sum or on a pro rata basis. Such election shall be irrevocable for the year for which such election is made.

     4. CERTAIN REDUCTION OF PAYMENTS BY THE BANK.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible (in whole or part) by the Bank for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Bank because of Section 280G of the Code. For purposes of this Section 4, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

         (b) All determinations required to be made under this Section 4 shall be made by the Bank's independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the "Advisory Firm"). The Advisory Firm shall within ten business days of the date of termination of the Employee's employment by the Bank or the Holding Company resulting in benefit payments hereunder (the "Date of Termination"), or at such earlier time as is requested by the Bank, provide to both the Bank and the Employee an opinion (and detailed supporting calculations) that the Bank has substantial authority to deduct for federal income tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on her federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the Agreement Payments. Any such determination and opinion by the Advisory Firm shall be binding upon the Bank and the Employee. The Employee shall determine which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this
Section 4, provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Advisory Firm, the Bank shall elect which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 4 and shall notify the Employee promptly of such election. Within five business days of the earlier of (i) the Bank's receipt of the Employee's determination pursuant to the immediately preceding sentence of this Agreement or (ii) the Bank's election in lieu of such determination, the Bank shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement. The Bank and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 4.

         (c) As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Bank which should not have been made ("Overpayment") or that additional Agreement Payments will not have been made by the Bank which should have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Bank to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Bank together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Bank if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Advisory Firm, based upon controlling preceding or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     5. REQUIRED REGULATORY PROVISIONS.

         (a) The Bank may terminate the Employee's employment at any time, but any termination by the Bank, other than a termination for cause, shall not prejudice the Employee's right to compensation or other benefits under this Agreement. The Employee shall not have the right to receive compensation or other benefits for any period after a termination for cause as defined in
Section 2(d) hereinabove.

         (b) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S. C. ss. 1818 (e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

         (c) If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

         (d) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision (d) shall not affect any vested rights of the parties.

         (e) All obligations under this Agreement may be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the "OCC"), or its designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1823(c), or (ii) by the OCC, or its designee, at the time the OCC or its designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

     6. REINSTATEMENT OF BENEFITS UNDER SECTION 3. In the event the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in Section 5(b) hereof (the "Notice") during the term of this Agreement and a change in control occurs, the Bank will assume its obligation to pay and the Employee will be entitled to receive all of the termination benefits provided for under Section 3 of this Agreement upon the Bank's receipt of a dismissal of charges in the Notice.

     7. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS. This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Employee.

     8. NO ATTACHMENT.

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, the Employee, the Bank and their respective successors and assigns.

     9. MODIFICATION AND WAIVER.

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     10. NO MITIGATION. Except as expressly provided herein, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.

     11. NO ASSIGNMENTS.

         (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 3 hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

         (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

     12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Bank shall be directed to the attention of the Board of Directors of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith.

     13. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     14. PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     16. GOVERNING LAW. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Indiana.

     17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered an the arbitrator's award in any court having jurisdiction.

     18. REIMBURSEMENT. In the event the Bank purports to terminate the Employee for cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 17 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


ATTEST:                                  Citizens National Bank of Madison

                                         By:
--------------------------------            ------------------------------------
Secretary


                                            ------------------------------------
                                            Carolyn B. Flowers

         The undersigned, River Valley Bancorp, sole shareholder of Bank, agrees that if it shall be determined for any reason that any obligation on the part of Bank to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, River Valley Bancorp agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee or to satisfy any such obligation pursuant to the terms of this Agreement, as though it were the Bank hereunder.

                                         RIVER VALLEY BANCORP

                                         By:
                                            ------------------------------------
                                            James E. Fritz, President and
                                            Chief Executive Officer